Exhibit 99(j)

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

This Custodian Agreement, dated as of February 26, 2007, is made by and between CENTRAL PARK MULTI-EVENT FUND ("Principal") and UNION BANK OF CALIFORNIA, N.A. ("Custodian"). Principal desires that Custodian hold and administer on behalf of Principal certain Securities (as herein defined). Custodian is willing to do so on the terms and conditions set forth in this Agreement. Accordingly, Principal and Custodian agree as follows:

1.	Definitions. Certain terms used in this Agreement are defined as follows:

1.1         "Account" means, collectively, each account maintained by Custodian pursuant to Paragraph 3 of this Agreement.

1.2         "Act" means the Investment Company Act of 1940, and the rules and regulations thereunder, all as amended from time to time by the U.S. Securities and Exchange Commission ("SEC").

1.3	"Board" means the Board of Trustees or the Board of Directors of Principal.

1.4         "Eligible Foreign Custodian" ("Sub-Custodian", or collectively "Sub-Custodians") means an entity that is incorporated or organized under the laws of a country other than the United States and that is a Qualified Foreign Bank, as defined in Rule 17f-5(a)(5) under the Act, or a majority-owned direct or indirect subsidiary of a U.S. Bank or bank-holding company.

1.5         "Eligible Securities Depository", ("Depository", or collectively "Depositories") means a system for the central handling of securities as defined in Rule 17f-7(b)(1) under the Act.

1.6         "Emerging Market" means each market so identified on Appendix A attached hereto.

1.7         "Foreign Market" means each market so identified on Appendix A attached hereto.

1.8         "Investment Manager" means an investment advisor or manager identified by Principal in a written notice to Custodian as having the authority to direct Custodian regarding the management, acquisition, or disposition of Securities.

1.9         "Monitoring System" means the policies and procedures established by Custodian to fulfill its duties to monitor the custody risks associated with maintaining securities with a Sub-Custodian or Depository on a continuing basis, pursuant to this Agreement.

1.10       "Securities" means domestic or foreign securities or both within the meaning of §2(a)(36) of the Act and regulations issued by the SEC under Section 17(f) of the Act, as amended, which are held by Custodian in the Account, and shall include cash of any currency or other property of Principal and all income and proceeds of sale of such securities or other property of Principal.

1.11       "Book-Entry System" means Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the Securities Exchange Act of 1934, as amended.

1.12       "Written Instructions" mean (i) written instructions delivered by hand, mail or facsimile sending device and signed by two Authorized Persons and received by the Custodian or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access."

1.13       "Authorized Person" means any officer of the Fund and any other person authorized by the Fund to give Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

2.	Representations.

2.1          Principal represents that with respect to any Account established by Principal to hold Securities, Principal is authorized to enter into this Agreement and to retain Custodian on the terms and conditions and for the purposes described herein.

                2.2           Custodian represents that it (i) is organized under the laws of the United States and has its principal place of business in the United States; (ii) is a bank within the meaning of Section 2(a)(5) of the Act, as amended; and (iii) has equity capital in excess of $1 million.

3.             Establishment of Accounts. Principal hereby establishes with Custodian, and may in the future establish, one or more Accounts in Principal's name. The Account(s) shall consist of Securities delivered to and receipted for by Custodian or by any Sub-Custodian. Custodian, in its sole discretion, may reasonably refuse to accept any property now or hereafter delivered to it for inclusion in the Account(s). Principal shall be notified promptly of such refusal and any such property shall be immediately returned to Principal.

4.             Custody. Subject to the terms of this Agreement, Custodian shall be responsible for the safekeeping and custody of the Securities. Custodian may (i) retain possession of all or any portion of the Securities, including possession in a foreign branch or other office of Custodian; or (ii) retain, in accordance with Paragraph 5 of this Agreement, one or more Sub-Custodians to hold all or any portion of the Securities. Custodian and any Sub-Custodian may, in accordance with Paragraph 5 of this Agreement, deposit definitive or book-entry Securities with one or more Depositories.

4.1          If Custodian retains possession of Securities, Custodian shall ensure the Securities are at all times properly identified as being held for the appropriate Account. Custodian shall segregate physically the Securities from other certificated Securities or property held by Custodian. Custodian shall not be required to segregate physically the book entry Securities from other book entry Securities or property held by Custodian for third parties as Custodian, but Custodian shall maintain adequate records showing the true ownership of the Securities.

4.2          If Custodian deposits Securities with a Sub-Custodian, Custodian shall maintain adequate records showing the identity and location of the Sub-Custodian, the Securities held by the Sub-Custodian, and each Account to which such Securities belong.

4.3          If Custodian or any Sub-Custodian deposits Securities with a Depository, Custodian shall maintain, or shall cause the Sub-Custodian to maintain, adequate records showing the identity and location of the Depository, the Securities held by the Depository, and each Account to which such Securities belong.

4.4          If Principal directs Custodian to deliver certificates or other physical evidence of ownership of Securities to any broker or other party, other than a Sub-Custodian or Depository employed by Custodian for purposes of maintaining the Account, Custodian's sole responsibility shall be to exercise care and diligence in effecting the delivery as instructed by Principal. Upon completion of the delivery, Custodian shall be discharged completely of any further liability or responsibility with respect to the safekeeping and custody of Securities so delivered.

4.5          Custodian shall ensure that (i) the Securities will not be subject to any right, charge, security interest, lien, or claim of any kind in favor of Custodian or any Sub-Custodian except for Custodian's expenses relating to the Securities' safe custody or administration or, in the case of cash deposits, liens or rights in favor of the creditors of the Sub-Custodian arising under bankruptcy, insolvency, or similar laws, and (ii) the beneficial ownership of the Securities will be freely transferable without the payment of money or value other than for safe custody or administration.

4.6          Principal or its designee, shall have reasonable access upon reasonable notice during regular business hours to the books and records, or shall be given confirmation of the contents of the books and records, maintained by Custodian or any Sub-Custodian holding Securities hereunder to verify the accuracy of such books and records. Custodian shall notify Principal promptly of any applicable law or regulation in any country where Securities are held that would restrict such access or confirmation.

4.7          Upon receipt of proper instructions, Custodian shall establish and maintain a segregated account or accounts for and on behalf of Principal, into which account or accounts may be transferred cash and/or Securities, including Securities maintained with a Depository (i) in accordance with the provisions of any agreement among the Principal, the Custodian and a broker-dealer registered under the 1934 Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund; (ii) for purposes of segregating cash or Securities in connection with Securities options purchased or written by Principal or in connection with financial futures contracts (or options thereon) purchased or sold by Principal (ii) which constitute collateral for loans of Securities made by Principal ; (iv) for purposes of compliance by Principal with requirements under the 1940 Act for the maintenance of segregated accounts by registered investment companies in connection with reverse repurchase agreements and when-issued, delayed delivery and firm commitment transactions; and (v) for other proper corporate purposes, but only upon receipt of, in addition to proper instructions, a certified copy of a resolution of the Board of Trustees of Principal, certified by an Officer of Principal, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

           Each segregated account established under this Article v shall be established and maintained for Principal, or for Principal and any third party identified in the preceding paragraph, only. All proper instructions relating to a segregated account shall specify Principal.

5.	Sub-Custodians and Depositories: Selection and Monitoring.

5.1          Foreign Securities may be placed and maintained by the Custodian on behalf of Principal: (i) in custody and deposit accounts that have been established by the Custodian with one or more Eligible Foreign Custodians (as that term is defined in paragraph (a)(1) of Rule 17f-5 under the Act ("Rule 17f-5")) as listed on Exhibit A (as such Exhibit may be amended from time to time by the Custodian by written notice to the Principal) (the "Sub-Custodians"), and (ii) through the facilities of the Eligible Securities Depositories (as that term is defined in Rule 17f-7 under the Act ("Rule 17f-7")) as listed on Exhibit B, which are hereby authorized in respect of the markets in which foreign Securities are currently held. At the request of Principal, the Custodian may, but need not, add to Exhibit A an Eligible Foreign Custodian that is a bank where the Custodian has not acted as Foreign Custody Manager with respect to the selection thereof. The Custodian shall notify Principal in the event that it elects to add any such entity.

5.2          With respect to foreign Securities in such jurisdictions as Principal holds such Securities (it being understood and agreed that nothing contained herein shall give Principal the right to compel the Custodian to open a market for custody), Principal hereby delegates to the Custodian, and the Custodian hereby accepts and assumes, the following duties of a "Foreign Custody Manager" as set forth in Rule 17f-5:

(a)          selecting Eligible Foreign Custodians having first determined that foreign Securities placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market or such higher standard as the Custodian is then applying pursuant to this subparagraph (a) to Eligible Foreign Custodian(s) in such market for other clients of the Custodian, after having considered all factors relevant to the safekeeping of such Securities, including, without limitation, those factors set forth in paragraph (c)(1)(i)-(iv) of Rule 17f-5;

(b)          determining that the written contract with the Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for foreign Securities based on the standards applicable to custodians in the relevant market (as provided in paragraph (c)(2) of Rule 17f-5) or such higher standard as the Custodian is then applying pursuant to this subparagraph (b) to Eligible Foreign Custodian(s) in such market for other clients of the Custodian and entering into written contracts with such Eligible Foreign Custodians that meet the requirements of paragraph (c)(2) of Rule 17f-5; and

(c)          establishing a system for monitoring the appropriateness of both maintaining the foreign Securities with each Eligible Foreign Custodian and the custody contractual arrangements with such Eligible Foreign Custodian, and if the Custodian determines that the arrangements with an Eligible Foreign Custodian no longer meet the requirements set forth in subparagraphs (a) and (b) above, withdrawing Securities of the Principal held by such Eligible Foreign Custodian; it being understood, however, that in the event that the Custodian shall have determined that the arrangements with the existing Eligible Foreign Custodian in a given country would no longer meet such requirements and that no other Eligible Foreign Custodian in that country would afford reasonable care, the Custodian shall promptly so advise Principal and shall then act in accordance with the written instructions of the Principal with respect to the disposition of the affected foreign Securities. For purposes of clarity, it is understood and agreed that the Custodian shall not be responsible for any Foreign Custody Manager duties, including but not limited to those described in (a), (b), and (c). above, with respect to any securities depository.

5.3          In acting as a Foreign Custody Manager, the Custodian shall exercise reasonable care, prudence and diligence such as a custodian having responsibility for the safekeeping of fund assets would exercise.

5.4          The Custodian shall provide the Board of Trustees of Principal with a written quarterly analysis, acceptable to the Principal in Principal's reasonable judgment, for use at the Principal's quarterly Board of Trustees meetings regarding the placement of the foreign Securities with a particular Eligible Foreign Custodian and any material changes to the arrangements with any Eligible Foreign Custodian holding any foreign Securities.

                 5.5          In acting as a Foreign Custody Manager, the Custodian shall not supervise, recommend or advise Principal relative to the investment, purchase, sale, retention or disposition of any foreign Securities in any country, including with respect to prevailing country risks. At Principal's request, the Custodian shall provide to Principal such information relating to country risk as Principal may reasonably request. Principal hereby acknowledges that: (i) such information is solely designed to inform Principal of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) the Custodian has gathered the information from sources it considers reliable, but that the Custodian shall have no responsibility for inaccuracies or incomplete information; provided that, the exculpation in this paragraph 5 shall not affect the standard of care otherwise applicable to the Custodian in selecting and monitoring Eligible Foreign Custodians.

                5.6          (a) In addition to the duties of the Custodian under the Agreement, the Custodian shall, for consideration by Principal and as contemplated by Rule 17f-7, provide a report of the custody risks associated with maintaining the Principal's foreign Securities with each Eligible Securities Depository used by the Custodian as of the date hereof and at which any foreign securities of the Principal are held or are expected to be held. The Custodian shall monitor the custody risks associated with maintaining Principal's foreign Securities at each such Eligible Securities Depository on a continuing basis and shall promptly notify Principal or its Investment Manager of any material change in such risks.

(b)          The Custodian shall exercise reasonable care, prudence and diligence in performing pursuant to this Section 5.6.

(c)          Based on the information available to it in the exercise of diligence and subject to the standard of care in subparagraph 5.6(b) hereof, the Custodian shall determine the eligibility under Rule 17f-7 of each depository before including it on Appendix B hereto and shall promptly advise Principal if any Eligible Securities Depository ceases to be eligible.

5.7          Notwithstanding the foregoing sub-sections of this Paragraph 5, Custodian shall have no responsibility for the selection of any Depository or Depository's agent ("Compulsory Depository") (i) the use of which is mandated by law or regulation; (ii) because Securities cannot be withdrawn from a depository; or (iii) because maintaining Securities outside the securities depository is not consistent with prevailing market practices in the relevant market, provided however, that Custodian shall notify Principal if Principal has directed a trade in a market containing a Compulsory Depository, so Principal and it's Investment Manager shall have an opportunity to determine the appropriateness of investing in such market.

5.8          Principal and Custodian agree that, for purposes of this Paragraph, Custodian's determination of appropriateness shall only include custody risk, and shall not include any evaluation of "country risk" or systemic risk associated with the investment or holding of assets in a particular country or market, including, but not limited to (i) the use of Compulsory Depositories, (ii) the country's or market's financial infrastructure, (iii) the country's or market's prevailing custody and settlement practices, (iv) risk of nationalization, expropriation or other governmental actions, (v) regulation of the banking or securities industries, (vi) currency controls, restrictions, devaluation or fluctuation, and (vii) country or market conditions which may affect the orderly execution of securities transactions or affect the value of the transactions. Principal and Custodian further agree that the evaluation of any such country and systemic risks shall be solely the responsibility of Principal and the Adviser.

6.              Registration. Subject to any specific instructions from Principal, Custodian shall hold or cause to be held all Securities in the name of (i) Principal, or (ii) Custodian, or any Sub-Custodian or Depository approved by Principal pursuant to Paragraph 5 of this Agreement, or in the name of a nominee of any of them, as Custodian shall determine to be appropriate under the circumstances.

7.             Transactions. Principal or any Investment Manager from time to time may instruct Custodian (which in turn shall be responsible for giving appropriate instructions to any Sub-Custodian or Depository) regarding the purchase or sale of Securities in accordance with this Paragraph 7:

7.1          Custodian shall effect and account for each Securities and currency sale on the date such transaction actually settles; provided, however, that Principal may in its sole discretion direct Custodian, in such manner as shall be acceptable to Custodian, to account for Securities and currency purchases and sales on contractual settlement date, regardless of whether settlement of such transactions actually occurs on contractual settlement date. Principal may, from time to time, direct Custodian to change the accounting method employed by Custodian in a written notice delivered to Custodian at least thirty (30) days prior to the date a change in accounting method shall become effective.

7.2          Custodian shall effect purchases by charging the Account with the amount necessary to make the purchase and effecting payment to the seller or broker for the Securities or other property purchased.  Custodian shall have no liability of any kind to any person, including Principal, except in the case of negligent or intentional tortuous acts, or willful misconduct, if the Custodian effects payment on behalf of Principal, and the seller or broker fails to deliver the Securities or other property purchased. Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian and due diligence in examining and verifying the certificates or other indicia of ownership of the property purchased before accepting them.

7.3          Custodian shall effect sales by delivering certificates or other indicia of ownership of the Property, and, as instructed, shall receive cash for such sales. Custodian shall have no liability of any kind to any person, including Principal, if Custodian exercises due diligence and delivers such certificates or indicia of ownership and the purchaser or broker fails to effect payment.

7.4          If a purchase or sale is effected through a Depository, Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian and due diligence in verifying proper consummation of the transaction by the Depository.

                7.5           Principal or, where applicable, Investment Manager, is responsible for ensuring that Custodian receives timely instructions and/or funds to enable Custodian to effect settlement of any purchase or sale of Securities or currency transactions. If Custodian does not receive such timely instructions or funds, Custodian shall have no liability of any kind to any person, including Principal, for failing to effect settlement. However, Custodian shall use reasonable efforts to effect settlement as soon as possible after receipt of appropriate instructions. Principal shall be liable for interest compensation and/or principal amounts to Custodian and/or its counterparty for failure to deliver instructions or funds in a timely manner to effect settlements of foreign exchange funds movement.

7.6          At the direction of Principal or the Investment Manager, as the case may be, Custodian shall convert currency in any Account to other currencies through customary channels including, without limitation, Custodian or any of its affiliates, as shall be necessary to effect any transaction directed by Principal or the Investment Manager. Principal or the Investment Manager, as the case may be, acknowledges that (i) the foreign currency exchange department is a part of Custodian or one of its affiliates or subsidiaries; (ii) the Account is not obligated to effect foreign currency exchange with Custodian; (iii) Custodian will receive benefits for such foreign currency transactions which are in addition to the compensation which Custodian receives for administering the Account; and (iv) Custodian will make available the relevant data so that Principal or the Investment Manager, as the case may be, can determine that the foreign currency exchange transactions are as favorable to the Account as terms generally available in arm's length transactions between unrelated parties. Foreign currency exchange transactions will be performed in accordance with the Union Bank of California Foreign Exchange Agreement in the form of Appendix "C" hereto and incorporated herein by reference and Principal hereby agrees and acknowledges all of the terms and conditions thereof. If the Principal or Investment Manager elects to give standing instructions to Custodian to execute foreign currency exchange transactions on their behalf, or in the event a foreign currency exchange transaction is initiated in the absence of the specific Foreign Exchange Agreement, such transaction will be performed at the Bank's prevailing rate, in accordance with the usual commercial terms of the custodian.

7.7          Custodian shall have no responsibility to manage or recommend investments of an Account or to initiate any purchase, sale, or other investment transaction in the absence of instructions from Principal or, where applicable, an Investment Manager.

7.8          Additional Services. In addition to the foregoing services described in Sections 7.1 through 7.7, Custodian shall perform the custodian services set forth in Schedule A hereto. In meeting its duties hereunder, Custodian shall have the general authority to do all acts deemed in Custodian's good faith belief to be necessary and proper to perform its obligations under this Agreement.

8.              Market Transactions; Settlement Dates. Custodian has identified certain Foreign Markets and certain Emerging Markets in Appendix A of this Agreement, which Custodian may amend in writing to Principal from time to time.

8.1          Principal agrees that all settlements of Securities transactions shall be transacted in accordance with the local laws, customs, market practices and procedures to which Sub-Custodians and Depositories are subject in each Foreign and Emerging Market.

8.2          Notwithstanding the foregoing Paragraph 8.1, Principal understands and agrees that settlement of Securities transactions is available only on an actual settlement date basis in certain Emerging Markets, which are identified in Appendix A, and as may be amended by Custodian in writing to Principal from time to time.

8.2.1      For Emerging Markets with actual settlement dates, cash of any currency deposited or delivered to an Account shall be available for use by Principal or Investment Manager only on the actual business day on which funds of good value are available to Sub-Custodian in the Account.

8.2.2      For Emerging Markets with actual settlement dates, Securities deposited or delivered to an Account shall be available for use by Principal or Investment Manager only on the actual business day on which such Securities are held in the nominee name or are otherwise subject to the control of, and in a form for good delivery by, the Sub-Custodian.

9.	Capital Chances: Income.

9.1          Custodian may, without further instructions from Principal or any Investment Manager, exchange temporary certificates and may surrender and exchange Securities for other Securities in connection with any reorganization, recapitalization, or similar transaction in which the owner of the Securities is not given an option. Custodian has no responsibility to effect any such exchange unless it has received actual notice of the event permitting or requiring such exchange at its office designated in Paragraph 15 of this Agreement or at the office of its designated agents.

9.2          Custodian, or its designated agents, are authorized, as Principal's agent, to surrender against payment maturing obligations and obligations called for redemption, and to collect and receive payments of interest and principal, dividends, warrants, and other things of value in connection with Securities.   Except as otherwise provided in Subparagraph 16.4 of this Agreement, Custodian or its designated agents shall not be obligated to enforce collection of any item by legal process or other means.

                 9.3          Custodian or its designated agents are authorized to sign for Principal all declarations, affidavits, certificates, or other documents that may be required to collect or receive payments or distributions with respect to Securities. Custodian or its designated agents are authorized to disclose, without further consent of Principal, Principal's identity to issuers of Securities, or the agents of such issuers, who may request such disclosure.

10.              Notices Regarding Account Securities. Custodian shall notify Principal or, where applicable, the Investment Manager, of any reorganization, recapitalization, or similar transaction not covered by Paragraph 9, and any subscription rights, proxies, and other shareholder information pertaining to the Securities actual notice of which is received by Custodian at its office designated in Paragraph 15 of this Agreement or at the offices of its designated agents, and forward any related material to Principal. Custodian's sole responsibility in this regard shall be to give such notices to Principal or the Investment Manager, as the case may be, within a reasonable time after Custodian receives them, and Custodian shall not otherwise be responsible for the timeliness of such notices. Custodian has no responsibility to respond or otherwise act with respect to any such notice unless and until Custodian has received appropriate instructions from Principal or the Investment Manager.

11.             Taxes. Custodian shall pay or cause to be paid from the Accounts all taxes and levies in the nature of taxes imposed on the Accounts or the Securities thereof by any country. Custodian will use its best efforts to give the Investment Manager advance written notice of the imposition of such taxes. However, Custodian shall use reasonable efforts to obtain refunds of taxes withheld on Securities or the income thereof that are available under applicable tax laws, treaties, and regulations.

12.             Cash. Principal may from time to time, direct Custodian to hold Account cash in The Highmarksm Group of mutual funds or in any investment company for which Custodian or its affiliates or subsidiaries, acts as investment advisor or custodian, or provides other services. Principal shall designate the particular HighMark fund or such other above-mentioned fund that Principal deems appropriate for the Account. Principal or an Investment Manager, where applicable, acknowledges that Custodian will receive fees for such services which will be in addition to those fees charged by Custodian as agent for the Account.

13.	Regis and Records.

13.1       Custodian shall give written reports to Principal showing (i) each transaction involving Securities effected by or reported to Custodian; (ii) the identity and location of Securities held by Custodian as of the date of the report; (iii) any transfer of location of Securities not otherwise reported; and (iv) such other information as shall be agreed upon by Principal and Custodian. Unless otherwise agreed upon by Principal and Custodian, Custodian shall provide the reports described in this Paragraph 13 on a monthly basis.

13.2       Custodian shall maintain complete and accurate records with respect to Securities, cash or other property held for Principal, including (i) journals or other records of original entry containing an itemized daily record in detail of all receipts and deliveries of Securities and all receipts and disbursements of cash; (ii) ledgers (or other records) reflecting (A) Securities in transfer, (B) Securities in physical possession, (C) monies and Securities borrowed and monies and Securities loaned (together with a record of the collateral therefore and substitutions of such collateral), (D) dividends and interest received, and (E) dividends receivable and interest receivable; and (iii) canceled checks and bank records related thereto. Custodian shall keep such other books and records of Principal as the officers of Principal shall reasonably request, or as may be required by the Act, including, but not limited to, Section 31 of the Act and Rule 31a-2 promulgated thereunder.

14.	Instructions from Principal.

14.1       Principal shall certify or cause to be certified to Custodian in writing the names and specimen signatures of all persons authorized to give instructions, notices, or other communications on behalf of Principal or any Investment Manager. Such certification shall remain effective until Custodian receives notice to the contrary.

14.2       Principal or authorized Investment Manager, as the case may be, may give instruction, notice, or other communication called for by this Agreement to Custodian in writing, or by telecopy, telex, telegram, or other form of electronic communication acceptable to Custodian. Unless otherwise expressly provided, all instructions shall continue in full force and effect until canceled or superseded. Principal or Investment Manager may give and Custodian may accept oral instructions on an exception basis; provided, however, that Principal or Investment Manager shall promptly confirm any oral communications in writing or by telecopy or other means permitted hereunder. Principal will hold Custodian harmless for the failure of Principal or Investment Manager to send confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Custodian's failure to produce such confirmation at any subsequent time. Custodian may electronically record any instruction given by telephone, and any other telephone discussions with respect to the Custody Account.

14.3       All such communications shall be deemed effective upon receipt by Custodian at its address specified in Paragraph 15 of this Agreement, as amended from time to time. Custodian without liability may rely upon and act in accordance with any instruction that Custodian using ordinary care believes has been given by Principal or an Investment Manager.

                14.4       Custodian may at any time request instructions from Principal and may await such instructions without incurring liability. Custodian has no obligation to act in the absence of such requested instructions, but may, however, without liability take such action as it deems appropriate to carry out the purposes of this Agreement.

15.             Addresses. Until further notice from either party, all communications called for under this Agreement shall be addressed as follows:

If to Principal:

Name:	Central Park Group
Street Address:	12 East 49th Street, 14th floor
City, State, Zip:	New York, NY 10017
Attn:	Michael Mascis

Telephone:	(212) 317-9266
Facsimile:	(212) 813-1543`

If to Custodian:

UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION
Union Bank of California Global Custody
Attn: Ms. Moon Shil Lee, Vice President
350 California Street, 6th Floor
San Francisco, California 94104

Telephone: (415) 705-7211
Facsimile: (415) 705-7340

16.	Custodian's Responsibilities and Liabilities:

16.1       Custodian's duties and responsibilities shall be limited to those expressly set forth in this Agreement, or as otherwise agreed by Custodian in writing. In carrying out its responsibilities, Custodian shall exercise no less than the same degree of care and diligence it usually exercises with respect to similar property of its own.

16.2       Custodian (i) shall not be required to maintain any special insurance for the benefit of Principal, and (ii) shall not be liable or responsible for any loss, damage, expense, failure to perform or delay caused by accidents, strikes, fire, flood, war, riot, electrical or mechanical or communication line or facility failures, acts of third parties (including without limitation any messenger, telephone or delivery service), acts of God, war, government action, civil commotion, fire, earthquake, or other casualty or disaster or any other cause or causes which are beyond Custodian's reasonable control. However, Custodian shall use reasonable efforts to replace Securities lost or damaged due to such causes with Securities of the same class and issue with all rights and privileges pertaining thereto. Custodian shall be liable to Principal for any loss which shall occur as the result of the failure of a Sub-Custodian to exercise reasonable care with respect to the safekeeping of assets to the same extent that Custodian would be liable to Principal if Custodian were holding such Securities and cash in its own premises. In all cases, Custodian's liability for any act or failure to act under this Agreement shall be limited to the resulting direct loss, if any, of Principal. Under no circumstances shall Custodian be liable for any consequential or indirect damage that is not reasonably foreseeable, or any punitive or special damage, which Principal may incur or suffer in connection with this Agreement.

16.3       The parties intend that Custodian shall not be considered a fiduciary of the Accounts. Accordingly, Custodian shall have no power to make decisions regarding any policy, interpretation, practice, or procedure with respect to the Account, but shall perform the ministerial and administrative functions described in this Agreement as provided herein and within the framework of policies, interpretations, rules, practices, and procedures made by Principal or an Investment Manager, where applicable, as the same shall be reflected in instructions to Custodian from Principal or any Investment Manager.

16.4       Custodian shall not be required to appear in or defend any legal proceedings with respect to the Accounts or the Securities unless Custodian has been indemnified to its reasonable satisfaction against loss and expense (including reasonable attorneys' fees).

16.5       With respect to legal proceedings referred to in Subparagraph 16.4 of this agreement, Custodian may consult with counsel acceptable to it after written notification to Principal concerning its duties and responsibilities under this Agreement, and shall not be liable for any action taken or not taken in good faith on the advice of such counsel.

                16.6        Custodian agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of Principal, all records and other information relative to Principal and prior, present, or potential shareholders of Principal (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by Principal, which approval shall not be unreasonably withheld and may not be withheld where Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by Principal. Records and other information which have become known to the public through no wrongful act of Custodian or any of its employees, agents or representatives, and information that was already in the possession of Custodian prior to receipt thereof from Principal or its agent, shall not be subject to this paragraph.

Further, Custodian will adhere to the privacy policies adopted by Principal pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Custodian shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to Principal and its shareholders.

17.	Indemnities.

17.1       Principal hereby agrees to indemnify Custodian against all liability, claims, demands, damages, losses, and costs, including reasonable attorneys' fees and expenses of legal proceedings, resulting from Custodian's compliance with instructions from Principal or any Investment Manager and the terms of this Agreement, except where Custodian has acted with negligence or willful misconduct.

17.2       Custodian hereby agrees to indemnify Principal against all liability, claims, demands, damages, losses, and costs, including reasonable attorneys' fees and expenses of legal proceedings, resulting from Custodian's negligence or willful misconduct.

17.3       Each party's right to indemnity under paragraph 17 of this Agreement shall survive the termination of this Agreement.

18.             Compensation; Expenses. Principal shall reimburse Custodian for all reasonable out-of-pocket expenses and processing costs incurred by Custodian in the administration of the Accounts including, without limitation, reasonable counsel fees incurred by Custodian pursuant to Subparagraph 16.5 of this Agreement. Principal also shall pay Custodian reasonable compensation for its services hereunder as specified in Appendix B. Custodian shall be entitled to withdraw such expenses or compensation from the Account if Principal fails to pay the same to Custodian within 45 days after Custodian has sent an appropriate billing to Principal; provided, however, that Custodian will give Principal ten (10) days prior written notice before withdrawing such funds.

19.             Amendment; Termination. This Agreement may be amended at any time by a written instrument signed by the parties. Either party may terminate this Agreement and the Account upon 90 days' written notice to the other unless the parties agree on a different time period. Upon such termination, Custodian shall deliver or cause to be delivered the Securities, less any amounts due and owing to Custodian under this Agreement, to a successor custodian designated by Principal or, if a successor custodian has not accepted an appointment by the effective date of termination of the Account, to Principal.  Upon completion of such delivery Custodian shall be discharged of any further liability or responsibility with respect to the Securities so delivered.

20.              Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors in interest. Without consent of the parties, this agreement cannot be assigned to any third party.

21.             Governing Law. The validity, construction, and administration of this Agreement shall be governed by the applicable laws of the United States from time to time in force and effect and, to the extent not preempted by such laws of the United States, by the laws of the State of California from time to time in force and effect. Any action or proceeding to enforce, interpret or adjudicate the rights and responsibilities of the parties hereunder shall be commenced in the State or Federal courts located in the State of California.

22.             Effective Date. This Agreement shall be effective as of the date first above written, and shall supersede any prior or existing agreements between the parties pertaining to the subject matter hereof.

Date:	_______________________________________________

By:	"Principal"

_______________________________________________
Authorized Signature

_______________________________________________
Name & Title

_______________________________________________
Authorized Signature

_______________________________________________
Name & Title

By:	Union Bank of California, National Association, "Bank"

_______________________________________________
Authorized Signature

_______________________________________________
Name & Title

_______________________________________________
Authorized Signature

_______________________________________________
Name & Title

SCHEDULE A

DESCRIPTION OF SERVICES.

Custodian shall provide the following list of services to the Fund:

1.	RECEIPTS AND DISBURSEMENT OF MONEY.

The Custodian shall make cash payments from or for the Accounts only for:

(a)          purchases of Securities in the name of the Fund, Custodian, Custodian's nominee or a sub-custodian or nominee thereof as provided in this Schedule A, and for which Custodian has received a copy of (i) the subscription agreement, (ii) the broker's or dealer's confirmation, or (iii) payee's invoice, as appropriate;

(b)          upon receipt of Written Instructions, purchase or repurchase of shares of the Fund delivered to Custodian;

(c)          upon receipt of Written Instructions, payment of interest, taxes, administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by the Fund;

(d)          upon receipt of Written Instructions, payment to, or at the direction of, the Fund's administrator, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the administrator to shareholders of the Fund.

(e)          upon receipt of Written Instructions, payments in connection with the conversion, exchange or surrender of Securities owned or subscribed to by the Fund and held by or delivered to Custodian; and

(f)	(f) upon receipt of Written Instructions, other payments.

Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

2.	USE OF BOOK-ENTRY SYSTEM.

Custodian is authorized and instructed, on a continuous basis, to deposit in the Book-Entry System all Securities belonging to the Fund eligible for deposit therein and to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of Securities by the Fund, and deliveries and returns of Securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. Custodian shall continue to perform such duties until it receives Written Instructions authorizing contrary actions. Custodian shall administer the Book-Entry System as follows:

(a)          With respect to Securities of the Fund which are maintained in the Book-Entry System, the records of Custodian shall identify by Book-Entry or otherwise those Securities belonging to the Fund.

(b)          Assets of the Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by Custodian in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. Custodian will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

3.	TRANSACTIONS REQUIRING INSTRUCTIONS.

All Securities shall be held or disposed pursuant to the terms of this Agreement. Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may the Fund's Investment Manager, or any officer, employee or agent of the Fund withdraw any Securities.

Upon receipt of Written Instructions and not otherwise, Custodian, directly or through the use of the Book-Entry System, shall:

(a)          deliver any Securities held for the Fund against the receipt of payment for the sale of such Securities;

(b)          execute and deliver to such persons as may be designated in such Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any Securities may be exercised;

(c)          deliver any Securities held for the Fund against receipt of other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

(d)          deliver any Securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(e)          make such transfer or exchanges of the assets of the Fund and take such other steps as shall be stated in such Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

(f)           release and deliver or exchange Securities owned by the Fund in connection with any conversion of such Securities, pursuant to their terms, into other Securities;

(g)          release and deliver Securities owned by the Fund for the purpose of redeeming in kind Shares of the Fund upon delivery thereof to Custodian; and

(h)	release and deliver or exchange Securities owned by the Fund for other purposes.
4.	VOTING AND OTHER ACTION.

Neither Custodian nor its nominee shall vote any of the Securities held pursuant to this Agreement by or for the account of the Fund, except in accordance with Written Instructions. Custodian, directly or through the use of the Book-Entry System, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by Custodian as custodian of the Securities to the registered holder of such Securities. If the registered holder is not the Fund, then Written Instructions must designate the person who owns such Securities.

5.	TRANSACTIONS NOT REQUIRING WRITTEN INSTRUCTIONS.

In the absence of contrary Written Instructions, Custodian is authorized to take the following actions:

(a)	Collection of Income and Other Payments.

(i)           collect and receive for the account of the Fund, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Securities, and, in addition, promptly advise the Fund of such receipt and credit such income, as collected, to the Fund's custodian account;

(ii)          endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

(iii)        receive and hold for the account of the Fund all Securities received as a distribution on the Fund's Securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar Securities issued with respect to any Securities belonging to the Fund and held by Custodian hereunder;

(iv)         present for payment and collect the amount payable upon all Securities which may mature or be, on a mandatory basis, called, redeemed, or retired, or otherwise become payable on the date such Securities become payable; and

(v)          take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

(b)	Miscellaneous Transactions.

(i)           Custodian is authorized to deliver or cause to be delivered Securities against payment or other consideration or written receipt therefore in the following cases:

(a)          for examination by a broker or dealer selling for the account of the Fund in accordance with street delivery custom;

(b)          for the exchange of interim receipts or temporary Securities for definitive Securities; and

(c)          for transfer of Securities into the name of the Fund or Custodian or a sub-custodian or a nominee of one of the foregoing, or for exchange of Securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity that, in any such case, the new Securities are to be delivered to Custodian.

(ii)          unless and until Custodian receives written instructions to the contrary, Custodian shall:

(a)          pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Fund;

(b)          collect interest and cash dividends received, with notice to the Fund, to the account of the Fund;

(c)          hold for the account of the Fund all stock dividends, rights and similar Securities issued with respect to any Securities held by Custodian; and

(d)          execute as agent on behalf of the Fund all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Fund's name on such certificate as the owner of the Securities covered thereby, to the extent it may lawfully do so.

6.	REPORTS; PROXY MATERIALS.
(a)	Custodian shall furnish to the Fund the following reports:
(i)	such periodic and special reports as the Fund may reasonably request;

(ii)          a monthly statement summarizing all transactions and entries for the account of the Fund, listing each portfolio security belonging to the Fund with the adjusted average cost of each issue and the market value at the end of such month and stating the cash account of the Fund including disbursements;

(iii)        the reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and

(iv)         such other information as may be agreed upon from time to time between the Fund and Custodian.

(b)          Custodian shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Securities. Custodian shall be under no other obligation to inform the Fund as to such actions or events. For clarification, upon termination of this Agreement Custodian shall have no responsibility to transmit such material or to inform the Fund or any other person of such actions or events.